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EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), is made and entered into on November 25, 2019, by and among e.l.f. Cosmetics, Inc. (together with any successor, the “Company”), e.l.f. Beauty, Inc., the owner of all of the outstanding capital stock of the Company (together with any successor, “e.l.f. Beauty”), and Josh Franks (“Executive”).
WHEREAS, the Company desires to employ Executive on January 2, 2020 (the “Effective Date”) on the terms, conditions and other provisions set forth herein; and
WHEREAS, Executive desires to be employed by and render services to the Company upon and subject to the terms, conditions and other provisions set forth herein.
NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
“Board of Directors” means the Board of Directors of e.l.f. Beauty.
“Cause” means (i) a breach by Executive of Executive’s obligations under Section 2.02 (other than as a result of physical or mental incapacity) which constitutes material nonperformance by Executive of his or her obligations and duties thereunder, which Executive has failed to remedy after the Board of Directors has given Executive written notice of, and at least 15 days to remedy, such breach, (ii) commission by Executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company (other than acts, such as making personal use of Company office supplies, as have only a de minimis effect on the Company), (iii) a material breach by Executive of ARTICLE VI, (iv) Executive’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (v) the failure of Executive to carry out, or comply with, in any material respect, any lawful directive of the Board of Directors (other than any such failure resulting from Executive’s physical or mental incapacity) which Executive has failed to remedy after the Board of Directors has given Executive written notice of, and at least 15 days to remedy, such failure, or (vi) Executive’s unlawful use (including being under the influence) or possession of illegal drugs. For purposes of the previous sentence, no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.
“Disability” means Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his or her position hereunder for a period of 180 consecutive days due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by Executive; provided, however, if the opinion of the Company’s physician and Executive’s physician conflict, the Company’s physician and Executive’s physician shall together agree upon a third physician, whose opinion shall be binding; provided, however, that Executive shall not be considered to have a Disability unless it is also treated as a disability under the Company’s long-term disability policy.

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“Good Reason” means: (i) a material default in the performance of the Company’s obligations under this Agreement; (ii) a significant diminution of Executive’s responsibilities, duties or authority as Senior Vice President, Operations, or a material diminution of Executive’s base compensation, unless such diminution is mutually agreed between Executive and the Company; or (iii) the relocation of Executive’s principal office, without his or her consent, to a location that is in excess of 50 miles from San Francisco (it being understood and agreed that Executive’s travel for business purposes shall not be considered such a relocation); provided, however, that Executive’s termination will not be for Good Reason unless (x) Executive has given the Company at least 30 days prior written notice of his or her intent to terminate his or her employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason and be given within 90 days of the initial occurrence thereof, (y) the Company has not remedied such facts and circumstances constituting Good Reason within 30 days following the receipt of such notice, and (z) Executive terminates employment within six months following the expiration of such 30-day cure period.
“Notice of Termination” means a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) specifies a Termination Date, except in the case of the Company’s termination of Executive’s employment for Cause, for which the Termination Date may be the date of the notice; provided, however, that Executive has been provided with any applicable cure period, and (iv) is given in the manner specified in Section 7.02. With the exception of termination of Executive’s employment due to Executive’s death, any purported termination of Executive’s employment by the Company for any reason, including without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other party. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, shall not waive any right of the Company or Executive under this Agreement or preclude the Company or Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights under this Agreement.
“Termination Date” means (i) if Executive’s employment is terminated for Cause or Disability, the date specified in the Notice of Termination, (ii) in the case of termination of employment due to death, the date of Executive’s death, or (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.
ARTICLE II
EMPLOYMENT
Section 2.01    Agreement and Term. The Company hereby employs Executive as an employee of the Company, and Executive hereby accepts said employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall commence on the Effective Date and shall continue until terminated pursuant to ARTICLE V.
Section 2.02    Position and Duties. Except as otherwise provided in this Agreement, Executive shall serve as Senior Vice President, Operations and shall report directly to the Chief Executive Officer. Executive shall perform duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in a similar capacity at a similar company. Executive shall carry out his or her duties and responsibilities at all times in compliance with the Company’s policies promulgated from time to time by the Company. Executive shall also perform such other duties,

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commensurate with his or her position, as reasonably requested by the Board of Directors. Executive shall use his or her best efforts to serve the Company faithfully, diligently and competently and to the best of his or her ability, and to devote his or her full time business hours, energy, ability, attention and skill to the business of the Company; provided, however, that the foregoing is not intended to preclude Executive from noncompetitive activities, conducted outside normal business hours permitted under Section 2.03.
Section 2.03    Outside Activities. It shall not be a violation of this Agreement for Executive to (a) deliver lectures or fulfill speaking engagements; (b) manage personal investments; or (c) subject to the prior consent of the Board of Directors (which consent shall not be unreasonably withheld), serve on industry trade, civic, or charitable boards or committees or on for-profit corporate boards of directors and advisory committees, as long as the activities set forth in (a) – (c) (taken together or separately) do not materially interfere with the performance of Executive’s duties hereunder and are not in conflict or competitive with, or adverse to, the Company. Executive shall not, however, under any circumstances, provide services or advice in any capacity whatsoever for or on behalf of any entity that competes with or is competitive with the Company.
Section 2.04    Location. Executive shall be based in the Company’s Oakland, California offices (or such other San Francisco Bay Area office as the Company occupies).
ARTICLE III
COMPENSATION AND BENEFITS
Section 3.01    Salary. The Company shall compensate and pay Executive for his or her services at a rate equivalent to $325,000 per year, less payroll deductions and all required tax withholdings (“Base Salary”), which salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives, but no less frequently than monthly.
Section 3.02    Bonus. Executive shall have the opportunity to earn annual performance bonuses based on performance criteria to be established by the Board of Directors (or a committee thereof) after consultation with Executive. Executive shall be eligible to receive a target cash bonus of 40% of his or her Base Salary based upon the attainment of performance objectives established by the Board of Directors (or a committee thereof). Unless set forth otherwise herein, Executive must be actively employed with the Company through the date on which the bonus performance percentage is determined by the Board of Directors (or a committee thereof) in order to receive any annual bonus payout pursuant to this subsection. Any bonus payable hereunder in respect of a fiscal year shall be paid at the same time annual bonuses are paid to other senior executives of the Company in respect of such fiscal year; but in any event within the fiscal year following the fiscal year of performance.
Section 3.03    Employee Benefits. To the extent eligible under the applicable plans or programs, Executive shall be entitled to participate in the employee benefits plans and programs made available to executive level employees of the Company generally, such as health, medical, dental and other insurance coverage and group retirement plans. The terms and conditions of Executive’s participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program.
Section 3.04    Paid Leave. Executive shall be entitled to four weeks of paid time off (“PTO”) each year, subject an annual accrual cap of 30 days. Executive shall also be entitled to all paid holidays to which executive level employees of the Company are entitled. Accrued unused PTO shall not be paid in the event of a termination of employment unless otherwise required by applicable state law.

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Section 3.05    Equity Award. Subject to requisite corporate approvals, Executive will be granted an equity award consisting of a mix of restricted stock awards (“RSAs”) and nonqualified stock options exercisable for e.l.f. Beauty common stock (NYSE: ELF). The targeted grant date value of the award is $1,350,000, with the number of RSAs being determined by dividing the applicable target value for RSAs by the per share closing trading price of e.l.f. Beauty common stock as of the date of grant, and any options having a calculated value. The parties acknowledge that this reflects targeted value only and the actual value may be different based on a number of factors as determined by the Compensation Committee of e.l.f. Beauty. The definitive terms of all equity awards will be memorialized in the Company’s customary agreements and the award will be subject, in all cases, to the terms and conditions of the e.l.f. Beauty 2016 Equity Incentive Award Plan, as amended from time to time.
ARTICLE IV
EXPENSES
Section 4.01    Expenses. The Company shall reimburse Executive or otherwise provide for or pay for reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, travel and entertainment expenses commensurate with his or her duties hereunder (including attendance at industry conferences), subject to the Company’s policies as periodically reviewed by the Board of Directors and in effect from time to time, including without limitation such reasonable documentation and other limitations as may be established or required by the Company.
ARTICLE V
TERMINATION AND SEVERANCE
Section 5.01    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under this ARTICLE V). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly-authorized officer of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.
Section 5.02    Termination Due to Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability, Executive or his or her estate shall be entitled to receive: (a) Executive’s accrued Base Salary through the Termination Date; (b) an amount for reimbursement, paid within 60 days following submission by Executive (or if applicable, Executive’s estate) to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to the Termination Date by Executive pursuant to ARTICLE IV and in accordance with Company policy; (c) if required by applicable law, any accrued and unpaid PTO pay, paid within 60 days of the Termination Date; and (d) such employee benefits, if any, to which Executive (or, if applicable, Executive’s estate) or his or her dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (a) through (d) hereof being referred to as the “Accrued Rights”). In addition, Executive or his or her estate shall be

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entitled to receive (x) in a lump sum in cash within two and one-half months after the Termination Date (or such earlier date as required by applicable law), the amount of any annual bonus earned for any previously completed fiscal year in accordance with Section 3.02 that has not been paid (the “Accrued Bonus”); and (y) an amount equal to the product of (i) the fraction of the current fiscal year that has elapsed through the date of Executive’s termination and (ii) the Board of Directors-approved annual bonus payout for Executive for such fiscal year based on actual Company performance for such fiscal year measured following the completion thereof, payable at the time the annual bonus would have been paid to Executive had he remained employed through the end of the such fiscal year (the “Pro-Rata Bonus”).
Section 5.03    Termination by Executive without Good Reason and other than Disability or Death. In the event Executive terminates his or her employment for any reason other than Good Reason, Disability or death, Executive shall be entitled to receive the Accrued Rights, but following the Termination Date, Executive shall have no further rights to any other compensation or benefits under this Agreement, including without limitation any severance or continuation of benefits or otherwise.
Section 5.04    Termination by the Company for Cause. In the event the Company terminates his or her employment for Cause, Executive shall be entitled to receive the Accrued Rights, but following the Termination Date, Executive shall have no further rights to any other compensation or benefits under this Agreement, including without limitation any severance or continuation of benefits or otherwise.
Section 5.05    Termination by the Company Other Than for Death, Disability or Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company for reasons other than death, Disability or Cause, or by Executive for Good Reason, Executive shall be entitled to receive (a) an amount equal to twelve (12) months of Base Salary; (b) for a period of twelve (12) months following the Termination Date that Executive is eligible to elect and does elect to continue coverage for himself and his or her eligible dependents under the Company’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (collectively, “COBRA”), medical and dental coverage as required by COBRA and prompt reimbursement for the premium costs charged to Executive for such COBRA continuation coverage; provided, however, that (i) such COBRA coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive) and (ii) the Company’s obligation to reimburse Executive for such premium costs shall cease if, upon the advice of legal counsel, the Company determines that it would reasonably be expected to be subject to any penalty, excise or other tax for providing discriminatory benefits; provided that, in such event, the Company shall implement reasonable comparable alternative payments or benefits to Executive that would avoid such penalty, excise tax or other tax; (c) the Accrued Bonus; (d) the Pro-Rata Bonus, provided that Executive has been employed for at least six months of the fiscal year in which such termination occurs, and (e) the Accrued Rights; provided that the payments described in clauses (a), (b) and (d) shall be subject to Executive’s continued compliance with the provisions of ARTICLE VI and of the release delivered under Section 5.08.
Section 5.06    Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this ARTICLE V, if at any time during the course of this Agreement the parties by mutual consent decide to terminate Executive’s employment, they may do so by separate agreement setting forth the terms and conditions of such termination.
Section 5.07    Payment of Severance. Subject to Section 7.13, any severance payments pursuant to Section 5.05(a) shall be paid commencing on the 60th day following the Termination Date (with a lump

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sum catch-up payment for any installments otherwise payable within 60 days following the Termination Date) and in accordance with the Company’s standard payroll schedule and practices.
Section 5.08    Release of Claims; Offsets. As a condition to the receipt of any payments of benefits described hereunder subsequent to the termination of the employment of Executive (other than Accrued Rights), Executive shall be required to execute, and not subsequently revoke, within 60 days following the termination of his or her employment a release in a form reasonably acceptable to the Company of all claims arising out of his or her employment or the termination thereof. Subject to the limitations of applicable wage laws, the Company’s obligations to pay the severance benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or any of its affiliates, except to the extent that the severance benefits constitute “nonqualified deferred compensation” for purposes of Section 409A (as defined in Section 7.13) and such offset would result in the imposition of tax or other adverse tax consequences under Section 409A. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment (except as specified in Section 5.05(b)).
Section 5.09    Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of his or her pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company shall reasonably compensate Executive for services rendered pursuant to this Section 5.09 at a rate to be determined by the parties. In addition, the Company shall reimburse Executive for any reasonable out-of-pocket expenses he or she incurs in performing any work on behalf of the Company following the termination of his or her employment.
ARTICLE VI
NON-SOLICITATION & NON-COMPETITION
Section 6.01    Non-Compete. Executive agrees that during Executive’s employment, Executive shall not, anywhere in the areas where the Company conducts business during Executive’s employment (the “Restricted Territory”), directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be an officer or an employee of any business or organization that, directly or indirectly, develops, processes, packages, markets, promotes or sells color cosmetics or related services in the Restricted Territories (each, a “Restricted Business”). The foregoing shall not restrict Executive from owning up to 5% of any class of securities of any person engaged in a Restricted Business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, as long as such securities are held solely as a passive investment and not with a view to influencing, controlling or directing the affairs of such person.
Section 6.02    Non-Solicitation. Executive agrees that during the Executive’s employment and for one year following the Termination Date, Executive will not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, (a) hire or attempt to hire any person that is an employee of the Company or was within six months prior to the Termination Date; provided, however, this Section 6.02 (including clause (b)) shall not be breached by a solicitation to the general public or through general advertising, and Executive may solicit for employment any person who at the Termination Date had not been an employee of the Company at any time within six months preceding such date or whose employment with

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the Company had terminated more than six months prior to Executive’s solicitation of such person or (b) solicit, advise or encourage any person, firm, government agency or corporation to withdraw, curtail or cancel its business with the Company.
Section 6.03    Non-Disparagement. During Executive’s employment and thereafter, Executive agrees that he or she will not, at any time, make, directly or indirectly, any oral or written statements (including in social media, by tweet or via online job review boards, whether anonymous or not) that are disparaging of the Company, its products or services, or any of its present or former officers, directors, stockholders or employees (or any of their respective affiliates), and the Company shall instruct the Board of Directors and executives not to disparage Executive orally or in writing; provided that either party may confer in confidence with its legal representatives and make truthful statements as required by law.
Section 6.04    Reasonable Limitation and Severability. The parties agree that the above restrictions on competition are (a) reasonable given Executive’s role with the Company and are necessary to protect the interests of the Company and (b) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this ARTICLE VI is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended.
Section 6.05    Confidentiality.
(a)    Company Confidential Information. Executive acknowledges and agrees that the customers, suppliers, business connections, consumer lists, procedures, operations, techniques, marketing campaigns, innovation program, product costs and other costs of goods, product ingredients, products in development, lines of business and geographies the Company is considering and other aspects of and information about the business of the Company (the “Confidential Information”) are established at great expense and protected as confidential information and provide the Company with a substantial competitive advantage in conducting its business. Executive further acknowledges and agrees that by virtue of his or her employment with the Company, he or she has had access to, and will have access to, and has been entrusted with, and will be entrusted with, Confidential Information, and that the Company would suffer great loss and injury if Executive were to disclose Confidential Information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during his or her employment and thereafter, he or she will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent (i) that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions, (ii) such disclosure is authorized in writing by the General Counsel of the Company, (iii) such disclosure is compelled by legal process (provided that Executive provides the Company with advance notice adequate to afford the Company reasonable opportunity to limit or prevent such disclosure), or (iv) use or disclosure is to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his or her duties as an employee of the Company.
(b)    Return of Information. Executive shall deliver to the Company at the termination or cessation of his or her employment with the Company, or at any other time the Company may request,

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all memoranda, notes, plans, records, reports, computer files, printouts and software and other documents (whether in paper, electronic, or other format) and data (and all copies thereof) that (i) Executive created or acquired during the course of Executive’s employment, or (ii) relate to the Confidential Information or Work Product (as defined below), which he or she may then possess or have under his or her control.
(c)    Third Party Information.
(i)    Executive agrees that during employment with the Company, Executive will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Executive further agrees that he or she will not bring onto the premises of the Company or transfer onto the Company’s technology systems any non-public document, proprietary information, or trade secrets belonging to any such employer, person, or entity.
(ii)    Executive recognizes that the Company may have received, and in the future may receive, confidential or proprietary information from third parties associated with the Company. By way of example, third party confidential information may include the habits or practices of the third parties, and technology, requirements, or information related to the business conducted between the Company and such third parties. Executive agrees, at all times during his or her employment with the Company and thereafter, to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any third-party confidential information, except as is reasonably necessary or appropriate in connection with the performance by Executive of his or her duties as an employee of the Company.
Section 6.06    Inventions Assignment.
(a)    Disclosure of Inventions. Executive will promptly disclose to the Company all inventions, innovations, improvements, original works of authorship, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or registrable under patent, copyright, or similar laws) (“Inventions”) that could constitute Work Product (as defined in Section 6.06(b)).
(b)    Assignment of Work Product. Executive acknowledges and agrees that all Inventions that relate to the Company’s actual or anticipated business and that are authored, conceived, developed, or made by Executive while employed by the Company (including during his or her off-duty hours) or by the use of the Company’s equipment, supplies, facilities, or the Company’s Confidential Information (such Inventions, “Work Product”), and all intellectual property rights therein, belong to the Company, except as provided for in Section 6.06(g). Executive will assign, and hereby assigns, to the Company, or its designee, without royalty or any other future consideration, all of Executive’s right, title, and interest in, and to, any and all Work Product (and all intellectual property rights therein), except as provided for in Section 6.06(g). Executive hereby waives, and agrees to waive, any moral rights he or she may have in any copyrightable work he or she creates or has created on behalf of the Company. Executive understands and agrees that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Work Product. For the avoidance of doubt, Prior Inventions (as defined in Section 6.06(f)) are not assigned to the Company hereby.
(c)    Works Made for Hire. Executive acknowledges that all original works of authorship which are made by him or her (solely or jointly with others) within the scope of his or her employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

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(d)    Assistance. Executive agrees to assist the Company in obtaining, maintaining, and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Work Product covered, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in any Work Product granted to the Company under this Agreement (both in the United States and foreign countries). Executive further agrees that his or her obligations under this Section 6.06(d) shall continue beyond termination or cessation of Executive’s employment with the Company, but if Executive is requested by the Company to render such assistance after such time, Executive shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified above, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 6.06(d) with the same legal force and effect as if executed by Executive.
(e)    Maintenance of Records. Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all Work Product authored, conceived, developed, or made by Executive (solely or jointly with others) during the term of employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are, and will be available to and remain, the sole property of the Company at all times.
(f)    Prior Inventions. Exhibit A includes a list of all Inventions, if any, (i) that are owned by Executive or in which Executive has an interest and were authored, conceived, developed, made, or acquired by Executive prior to his or her date of first employment with the Company, (ii) that may relate to the Company’s current or anticipated business, and (iii) that are not to be assigned to the Company (such Inventions, “Prior Inventions”). If no Prior Inventions are listed on Exhibit A, Executive represents and warrants that Executive has no Prior Inventions. If, in the course of employment with the Company, Executive incorporates any Prior Invention into, or uses any Prior Invention in connection with, any product, process, service, technology, or other work by, or on behalf of, the Company, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of, or in connection with, such product, process, service, technology or other work and to practice any method related thereto.
(g)    Non-Assignable Inventions. Executive understands that the provisions of this Agreement requiring assignment of Work Product to the Company do not apply to any invention which qualifies fully for exemption from assignment under the provisions of California Labor Code Section 2870 (which is set forth on Exhibit B) and if Executive believes that any invention qualifies under California Labor Code Section 2870, Executive will provide to the Company, at the time of disclosure of such invention, evidence in writing to substantiate such belief.
ARTICLE VII
GENERAL PROVISIONS
Section 7.01    Assignment. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets,

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and in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. Such assignment will not release the Company from any payment obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
Section 7.02    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature pages hereto.
Section 7.03    Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.
Section 7.04    Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.
Section 7.05    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
Section 7.06    Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of California.
Section 7.07    Arbitration.
(a)    Except with respect to disputes and claims under ARTICLE VI (which the parties hereto may pursue in any court of competent jurisdiction as specified herein and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth in the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) as adopted and effective as of June 1, 1997 or such later version as may then be in effect) (the “AAA Rules”), a copy of which can be found at www.adr.org/employment, shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company (including any Claim regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.
(b)    The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Oakland, California and (iii) each party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto; provided, however, that the arbitrator shall, in the award, allocate all such costs and expenses against the party who did not prevail.
(c)    In addition, the parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto), (ii) the arbitrator

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shall have no greater authority to award any relief than a court having proper jurisdiction and (iii) the arbitrator shall have no authority to commit an Error of Law (as defined below) in its decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination, a court having proper jurisdiction may vacate any such decision, judgment, ruling, finding, award or other determination to the extent containing an Error of Law. For purposes of this Agreement, an “Error of Law” means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the laws governing this Agreement pursuant to Section 7.06. Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the parties subject to Section 7.07(d), and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal if permitted by the court.
(d)    In the event that any party or such party’s affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.07. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of the other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other party shall designate. Notwithstanding anything in this Section 7.07 to the contrary, the parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party’s acts or omissions or the acts or omissions of such party’s affiliates, associates or representatives. The parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 7.07, the decision, judgment, ruling, finding, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto; provided, however, nothing in this Section 7.07 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.
Section 7.08    Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.
Section 7.09    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company with which the Company may merge or consolidate.
Section 7.10    Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

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Section 7.11    Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.
Section 7.12    Specific Enforcement; Remedies. The provisions of ARTICLE VI are to be specifically enforced if not performed according to their terms. Without limiting the generality of the foregoing, the parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for Executive’s breach of ARTICLE VI and further acknowledge that the Company may seek entry of a temporary restraining order or preliminary injunction, in addition to any other remedies available at law or in equity, to enforce the provisions thereof, without the Company being required to post a bond or other security therefor. In addition, in the event of a material violation by Executive of the provisions of ARTICLE VI, any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to Executive shall be immediately repaid to the Company.
Section 7.13    Taxes & IRC Section 409A Matters. The Company may withhold from any payment hereunder such state, federal or local income, employment or other taxes and other legally mandated withholdings as it reasonably deems appropriate. The Company makes no representation about the tax treatment or impact of any payment(s) hereunder. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (a) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (b) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (c) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (d) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year, or be subject to liquidation or exchange for another benefit. Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.

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Section 7.14    Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of ARTICLE VI and ARTICLE VII, shall survive the termination of this Agreement.
Section 7.15    Indemnification and Insurance. The Company shall indemnify Executive to the full extent provided for in its corporate Bylaws and to the maximum extent that the Company indemnifies any of its other directors and senior executive officers, and he or she will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges, liabilities and expenses incurred or sustained by him or her in connection with any action, suit or proceeding to which he may be made a party by reason of his or her being or having been a director, officer or employee of the Company or any of its affiliates or his or her serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 7.15)). The Company will enter into an indemnification agreement with Executive in the standard form that it has or will adopt for the benefit of its other directors and senior executive officers. The provisions of this Section 7.15 shall survive any termination of Executive’s employment or any termination of this Agreement.
Section 7.16    Section 280G.
(a)    In the event that it shall be determined that any payment or distribution to or for the benefit of Executive under this Agreement or under any other Company plan, contract or agreement would, but for the effect of this Section 7.16, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”), then, at the election of Executive, in the event that the after-tax value of all Payments to Executive (such after-tax value to reflect the deduction of the Excise Tax and all income or other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Executive of the Safe Harbor Amount, (i) the cash portions of the Payments payable to Executive under this Agreement shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to Executive, in the aggregate, equals the Safe Harbor Amount, and (ii) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Executive under any other plans shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to Executive, in the aggregate, equals the Safe Harbor Amount, and (iii) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement and otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the order in which they are due to be paid, until the Parachute Value of all Payments paid to Executive, in the aggregate, equals the Safe Harbor Amount.
(b)    As used herein, (i) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise, (ii) “Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, and (iii) “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. All calculations under this section shall be made reasonably by the Company

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and the Company’s outside auditor at the Company’s expense and at the times reasonably requested by Executive.
Section 7.17    Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies. Executive, however, is not permitted to disclose any Company attorney-client privileged communications, unless permitted by Rule 21F-17 under the Securities Exchange Act of 1934, as amended, or other applicable law. In making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any use or disclosure of information that may constitute Confidential Information to any parties other than the Government Agencies.
Section 7.18    Defend Trade Secrets Act Notice of Immunity Rights. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Confidential Information to Executive’s attorney and use the Confidential Information in the court proceeding, if Executive files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.
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IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed on the date and year first written above.

e.l.f. Cosmetics, Inc.		Executive

By:	/s/ Scott K. Milsten	/s/ Josh Franks
	Name: Scott K. Milsten	Josh Franks
Title: SVP, GC

e.l.f. Beauty, Inc.

By:	/s/ Scott K. Milsten
Name: Scott K. Milsten
Title: SVP, GC

Address for Notices		Address for Notices

e.l.f. Cosmetics, Inc.		Address on file with Company HR
570 10th Street		Email: [***]
Oakland, CA 94607
Attn: General Counsel
Email: [***]

Signature Page to Employment Agreement

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Exhibit A
List of Prior Inventions

[***]

Exhibit B
Laws Concerning Employment Agreements and Intellectual Property Assignment
California Labor Code Section 2870

(a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.